Exhibit 99.1

Contact: Clark Holdings Inc. Timothy Teagan President, CEO (609) 396-1100	Brainerd Communicators, Inc. Jeff Majtyka/Brad Edwards (Investors) Jenna Focarino (Media) (212) 986-6667

Clark Holdings Inc. Announces Appointment of Brian Gillen as President of Clark Worldwide Transportation, Inc.

New York, NY, May 29, 2008 – Clark Holdings Inc. (AMEX: GLA; GLA.U; GLA.WS), a non-asset-based provider of mission-critical supply chain solutions, today announced the appointment of Brian Gillen as President and Chief Operating Officer of Clark Worldwide Transportation (CWT), its international business unit. Mr. Gillen assumes this position from John Barry, who is leaving CWT to pursue other interests effective July 12, 2008.

“Brian Gillen is a seasoned transportation sector executive who brings an array of financial and operational expertise to CWT,” said Tim Teagan, Chief Executive Officer of Clark Holdings. “We are excited to have him join the management team and believe his impressive track record of sales and market share growth and wealth of international transportation experience will be instrumental in driving growth.”

Mr. Gillen joins CWT from Pilot Air Freight, Inc., where he served as Vice President, International Sales from May 2003 to the present. In this role, Mr. Gillen was responsible for the overall growth and profitability of international products and services, as well as expanding the company’s global market share. Prior to his tenure at Pilot, Mr. Gillen served at Airborne Freight Corporation, Inc. from 1984 to 2004 in a variety of roles. Most recently, he served as General Manager, International Sales where he drove improved sales force efficiencies and forecasting accuracy via the effective implementation of various automation and CRM initiatives. Mr. Gillen was also responsible for coordinating complex supply chain solutions and systems integration, as well as directing new business development.

“John Barry’s extensive publishing industry knowledge and experience have played a key role in building our business over the years,” added Mr. Teagan. “We would like to thank John for his many contributions to CWT during his 19 year tenure and wish him the best with his future endeavors.”

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings’ filings with the Securities and Exchange Commission. Clark Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.